NET SAVINGS LINK SECURES NEW HEADQUARTERS LOCATION TO HOUSE EXPANDED DISCOUNT DEAL OFFERINGS AND OPERATIONS

CLEARWATER, FL, April 13, 2011 / PRNewswire/ -- Net Savings Link, Inc. (OTC Bulletin Board: CXLT - News), a company in the business of delivering multiple choices of discount cost savings deals to the mass consumer market of individuals, families, organizations, and networks throughout the United States, announced today that the company has opened its new headquarters adjacent to Bank of America and the prestigious Clearwater Towers in downtown metro Clearwater Florida, in order to house expanded operations resulting from the completion of several new partner relationships, including some of the oldest names in the customer loyalty and discount deal programs.

Although agreements are in place to maintain the confidentiality of the new partnership specifics, CEO David Saltrelli reports that NetSavingsLink.com has substantially enhanced its core business model offerings with the addition of over 270,000 new discount deal vendors, 60,000 new restaurant location offerings, and for the first time, membership access to over 200,000 luxury condominium properties in over 100 countries worldwide.

“Clearly we have been busy growing to our next plateau of discount deal choices for our membership,” said Saltrelli, “and have now completed our largest expansion of offerings to date in both quantity and quality of total member choices.  This move will consolidate our expanded operations under one roof, including management, market development, new vendor procurement, design & graphics, and our U.S. call center operation.

With our expanded operations consolidated at our new headquarters location, Net Savings Link is now positioned to launch its new Platinum Membership level of premium discount offerings which will be made available at $9.95 monthly per member.

Utilizing our new call center operation, we will focus on making organizations aware of our Platinum Level Membership offerings, as well as our existing base of members that joined us during our ‘Give Back To America Program’ who may now wish to upgrade to our Platinum Level of offerings, which was previously unavailable.”

Net Savings Link continues to pursue its mission of offering more daily discount offering choices… of continually enhanced quality… to its members.

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Contact:
Net Savings Link, Inc.
David Saltrelli, 727-442-2600
david@netsavingslink.com